Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Stephen E. Hare
Executive Vice President and CFO
(804) 287-5685

CADMUS COMMUNICATIONS CONSOLIDATES MAGAZINE PRINTING OPERATIONS

East Stroudsburg Facility To Be Closed

RICHMOND, VA (November 4, 2002)—Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced several actions to rationalize capacity and improve utilization in its special-interest magazine operation. Specifically, the Company announced that it will:

•	close its printing operation at East Stroudsburg, Pennsylvania effective November 4, 2002, and relocate the work produced there to its facilities in Easton, Pennsylvania and Richmond, Virginia;

•	close its reprint operation in Easton, Pennsylvania and transfer this business to the Company’s existing reprint centers in Easton, Maryland and Lancaster, Pennsylvania; and

•	relocate certain other manufacturing equipment to other facilities within Cadmus to support growth and improve efficiencies in those operations.

These actions will eliminate approximately 200 positions or about 6% of the Company’s total workforce. This consolidation will eliminate operating losses at East Stroudsburg, significantly increase utilization at both the Easton, Pennsylvania and Richmond facilities, and enable further reductions of general and administrative expenses. As a result of these actions, the Company expects to begin realizing benefits to operating income in the fiscal second quarter. The Company expects these actions to strengthen the two remaining special interest magazine facilities and have no adverse impact on customers and delivery schedules.

The Company plans to record a charge to net income in the range of $5 million to $8 million, predominantly in its second fiscal quarter. The charge to net income will include approximately $1 million of severance expenses. The remaining $4 million to $7 million of non-cash charges will relate to the write-down of assets at East Stroudsburg and the Richmond airport facility, which is currently held for sale, to estimated market values and other non-cash charges in connection with the redeployment of assets within the Publisher Services segment.

Bruce V. Thomas, President and Chief Executive Officer, remarked, “These actions have been taken in response to the prolonged downturn in advertising spending, which has driven lower page counts and created excess capacity at Cadmus and throughout the industry. We decided that we cannot wait for conditions to improve and we chose not to chase less attractive volume with even lower prices. We believe that, in this market, the responsible decision is to rationalize capacity and to redeploy assets and resources into the STM journal and other markets where we see growth. While it is always painful to announce staff reductions, our management team concluded that the closure of the facility was necessary and in the best interests of our customers, shareholders and the remaining associates at Cadmus.”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements made in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond Cadmus’ ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (3) significant price pressure in the markets in which we compete, (4) the loss of significant customers or the decrease in demand from customers, (5) our ability to continue to obtain improved efficiencies and lower production costs, (6) the financial condition of and ability to pay by certain customers, (7) the impact of industry consolidation among key customers, (8) our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and (9) our ability to operate profitably and effectively with high levels of indebtedness. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.